Exhibit 4.4



                                                                _______ __, 2003


                            EXCHANGE AGENT AGREEMENT


HSBC Bank USA
452 Fifth Avenue
New York, NY 10018


Ladies and Gentlemen:


         OMI Corporation, a corporation organized under the laws of the Republic of the Marshall Islands, (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $200,000,000 aggregate principal amount of its registered 7.625% Senior Notes due 2013 issued under an indenture dated as of November 26, 2003 (the "New Notes"), for a like principal amount of its outstanding unregistered 7.625% Senior Notes Due 2013 issued under said indenture (the "Old Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus (the "Prospectus" included in the registration statement of the Company on Form S-4 (File No. 333-__________), (the "Registration Statement")) filed with the Securities and Exchange Commission (the "SEC"), and proposed to be distributed to all record holders of the Old Notes who acquired such Old Notes pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"). The Old Notes and the New Notes are collectively referred to herein as the "Notes" or the "Securities." Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus or the accompanying Letter of Transmittal (as defined below).

         The Company hereby appoints HSBC Bank USA to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to HSBC Bank USA.

         The Exchange Offer is expected to be commenced by the Company on or about ______, 2003. The Registration Statement filed by the Company was [is expected to be] declared effective under the Securities Act (the "Effective Time"), on __________, 2003. The letter of transmittal ("Letter of Transmittal") accompanying the Prospectus is to be used by the holders of the Old Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of Old Notes tendered. The Exchange Agent's obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by inspection of the electronic message transmitted to the Exchange Agent by Exchange Offer participants in accordance with the Automated Tender Offer Program ("ATOP") of the Depositary Trust Company ("DTC"), and by otherwise observing and complying with all procedures established by DTC in connection with ATOP, to the extent that ATOP is utilized by Exchange Offer participants.

         The Exchange Offer shall expire at 5:00 p.m., New York City time, on ___________ __, 2004 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you at any time before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date, and in such case the term "Expiration Date" shall mean the time and date on which such Exchange Offer as so extended shall expire. Currently, the Company does not intend to extend the Expiration Date.

         The Company expressly reserves the right, in its sole discretion, to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange upon the occurrence of certain events, including any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer - Certain Conditions to the Exchange Offer." The Company will give to you as promptly as practicable oral (confirmed in writing) or written notice of any delay, amendment, termination or non-acceptance.

         In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

         1. You will perform such duties and only such duties as are specifically set forth herein or in the section of the Prospectus captioned "The Exchange Offer", or in the Letter of Transmittal accompanying the Prospectus and such duties which are necessarily incidental thereto; PROVIDED HOWEVER, that in no way will your general duty to act in good faith be discharged by the foregoing.

         2. You will establish a book-entry account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Exchange Agent Agreement, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

         3. As soon as practicable after receipt, you are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfers into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes in connection with tenders of Old Notes, to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and in the Prospectus and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein, and (ii) the Old Notes have otherwise been properly tendered in



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


accordance with the Prospectus and the Letter of Transmittal. In each case where
(i) the Letter of Transmittal or any other document has been improperly completed or executed, (ii) book-entry confirmations are not in due and proper form or omit certain information, (iii) any of the certificates for Old Notes are not in proper form for transfer or (iv) some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. If such condition is not promptly remedied by the presenters, you shall report such condition to the Company and await its direction. All questions as to the validity, form, eligibility (including timelines of receipt), acceptance and withdrawal of any Old Notes tendered or delivered by the Company shall be determined by the Company, in its sole discretion.

         4. With the approval of any of the Chairman of the Board, the President, a Vice President, the Treasurer, the Comptroller, the Secretary, the principal financial officer, accounting officer or financial manager of the Company (such approval, if given orally, promptly to be confirmed in writing) or any other party designated by such officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

         5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer - Procedures for Tendering" and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 5, Old Notes which the Chairman of the Board, the President, a Vice President, the Treasurer, the Comptroller, the Secretary, the principal financial officer, accounting officer or financial manager of the Company or any other party designated by any such officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, promptly shall be confirmed in writing).

         6. You shall advise the Company with respect to any Old Notes delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

         7. The Company reserves the absolute right (i) to reject any or all tenders of any particular Old Notes determined by the Company not to be in proper form or the acceptance or exchange of which may, in the opinion of the Company's counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any particular Old Notes, and the Company's determination of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and Notice of Guaranteed Delivery and the instructions set forth therein) will be final and binding.

         8. You shall accept tenders:



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


                  (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

                  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                  (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including (i) any endorsement of the Old Note or delivery of a properly completed bond power, in either case duly executed by each registered holder, (ii) payment of applicable transfer taxes, and (iii) the requirements imposed by the transfer restrictions on the Old Notes (including any applicable requirements for certifications, legal opinion or other information) are fulfilled.

                  You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent for the Old Notes for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

         9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, promptly to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be canceled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the Old Notes tendered promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Old Notes by the Company; PROVIDED, HOWEVER, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof or an Agent's Message in lieu thereof) with any required signature guarantees and any other required document. Unless otherwise instructed in writing by the Company, you shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

         10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date in accordance with the terms of the Exchange Offer. You shall, after proper notification of such withdrawal, return such Old Notes to, or in accordance with the instructions of, the holder of such Old Notes and such Old Notes shall no longer be considered properly tendered. Any withdrawn Old Notes may be tendered again following procedures therefore described in the Prospectus at any time on or prior to the Expiration Date.



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


         11. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (such notices if given orally, promptly shall be confirmed in writing) by the Company to you.

         12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

         13. All certificates for reissued Old Notes, unaccepted Old Notes or New Notes (other than those effected by book-entry transfer) shall be forwarded by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

         14. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

         15. As Exchange Agent hereunder you:

                  (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                  (b) shall not take any legal action hereunder against any third party, other than the Company, without the prior written consent of the Company, and shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity against such expense or liability;

                  (c) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in



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


reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                  (d) in connection with the administration of your duties hereunder and in the absence of negligence, misconduct or bad faith on your part, may reasonably rely upon any tender, statement, request, comment, agreement or other instrument whatsoever, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

                  (e) may rely on and shall be protected in acting upon written notice or oral instructions from any officer of the Company authorized to provide instructions under this Agreement;

                  (f) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of the Old Notes or as to the market value, decline or appreciation in market value of any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the Exchange Notes and shall not solicit any holder of Old Notes for the purpose of causing such person to tender its Old Notes;

                  (g) may consult with counsel with respect to any questions relating to your duties and responsibilities, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon; and

                  (h) in the absence of negligence, willful misconduct or bad faith on your part, shall in no event be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if you have been advised of the likelihood of such loss or damage and regardless of the form of action.

         16. As soon as practicable after your receipt of notification from the Company as to the Effective Time, you shall send to all holders of Old Notes a copy of the Prospectus, the Letter of Transmittal (including instructions for completing a Form W-9), the Notice of Guaranteed Delivery (as described in the Prospectus) and such other documents (collectively, the "Exchange Offer
Documents") as may be furnished by the Company to commence the Exchange Offer and take such other action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Exchange Offer Documents or such other forms as may be approved from time to time by the Company, to all holders of Old Notes and to all persons reasonably requesting such documents and to accept and comply with telephone and mail requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents to



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


enable you to perform your duties hereunder. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention:
Fredric S. London, telephone number 203-602-6700.

         17. You shall advise, by facsimile transmission or telephone, and promptly thereafter confirm in writing, to Kathleen C. Haines (at the facsimile number 203-602-6711), and such other person or persons as the Company may request, daily, and more frequently during the week immediately preceding the Expiration Date and if otherwise requested by the Company, up to and including the Expiration Date, as to the aggregate principal amount of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests in writing from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and the identity of any participating Broker-Dealers and the aggregate principal amount of Exchange Notes delivered to each, and deliver said list to the Company promptly after the deadline for the Exchange Offer or the Expiration Date.

         18. Each Letter of Transmittal, Notice of Guaranteed Delivery, Old Note and any other document received by you in connection with the Exchange Offer shall be stamped by you as to the date and the time of receipt thereof (or if Old Notes are tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP) and, if defective, the date and time the last defect was cured or waived by the Company. You shall retain all Letters of Transmittal, Notice of Guaranteed Delivery and Old Notes and other related documents or correspondence received by you until the Expiration date. You shall return all such material to the Company as soon as practicable after the Expiration Date. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

         19. It is understood and agreed that the securities, money or property to be deposited with or received by you as Exchange Agent (the "Property") constitute a special, segregated account held solely for the benefit of the Company and the tendering holders of Old Notes, as their interests may appear, and the Property shall not be commingled with the money, assets or properties of you or of any other person, firm or corporation. You hereby waive any and all rights of lien, encumbrance, attachment or right of set-off whatsoever, if any, that you may have with respect to the Property so deposited, whether such rights arise by reason of applicable law, contract or otherwise.



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


         20. For services rendered as Exchange Agent hereunder you shall be entitled to such compensation and reimbursement of out-of-pocket expenses as set forth in Schedule I hereto.

         21. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the other documents associated with the Exchange Offer attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus, the Letter of Transmittal and such other forms, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

         22. The Company agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; PROVIDED, HOWEVER, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any action, proceeding, suit or claim against you unless the Company shall be notified by you, by letter or facsimile transmission confirmed by letter, of the written assertion of any action, proceeding, suit or claim made or commenced against you promptly, but in any event within enough time to file an answer to such claim, after you shall have been served with the summons or other first legal process or have received the first written assertion, giving information as to the nature and basis of the action, proceeding, suit or claim. The Company shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim and if the Company so elects, assume defense of such action, proceeding, suit or claim. In the event that the Company assumes such defense, the Company shall not thereafter be liable for the fees and expenses of any additional counsel that you retain. You agree that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not you are an actual or potential party to such claim, action or proceeding). Under no circumstances shall the Company be liable for the costs and expenses of any settlement of any action, proceeding, suit or claim effected by you without the prior written consent of the Company.

         23. You shall  arrange to comply  with all  requirements  under the tax
laws  of  the  United   States,   including   those   relating  to  missing  Tax
Identification Numbers, and shall file any



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


appropriate reports with the Internal Revenue Service. The Company understands that you are required, in certain instances, to backup withhold at the applicable rate with respect to interest paid on the Exchange Notes and proceeds from the sale, exchange, redemption or retirement of the Exchange Notes from holders who have not supplied their correct Taxpayer Identification Numbers or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

         24. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Old Notes and shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes your check in the amount of all transfer taxes so payable, and, subject to the provisions of
Section 8(c) of this Agreement, the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; PROVIDED HOWEVER, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

         25. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and permitted assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         26. The Company and you hereby submit to the exclusive jurisdictions of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

         27. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         28. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         29. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.



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


         30. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

                  If to the Company:

                           OMI Corporation
                           One Station Place
                           Stamford, CT  06902
                           Telephone:  203-602-6700
                           Facsimile:  203-602-6701
                           Attention:  Fredric S. London

                  With a copy to:

                           Coudert Brothers LLP
                           1114 Avenue of the Americas
                           New York, NY 10036
                           Telephone:  212 626 4218
                           Facsimile:  212-626-4120
                           Attention:  Robert L. Clare III

                  If to the Exchange Agent:

                           HSBC Bank USA
                           452 Fifth Avenue
                           New York, NY 10018
                           Facsimile:  (212) 525-1300
                           Attention:  Issuer Services

         31. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

         32. You may resign from your duties under this Agreement by giving to the Company thirty days' prior written notice. If you resign or become incapable of acting as Exchange Agent and the Company fails to appoint a new exchange agent within a period of thirty days after it has been notified in writing of such resignation or incapacity by you, the Company shall appoint a successor exchange agent or assume all of the duties and responsibilities of the Exchange Agent. Any successor exchange agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed; but you shall deliver and transfer to the successor exchange agent any Property at the time held by you hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose.

         33. This Agreement shall be binding and effective as of the date hereof.

         Please   acknowledge   receipt  of  this   Agreement  and  confirm  the
arrangements herein provided by signing and returning the enclosed copy.



                                               OMI CORPORATION



                                               By:
                                                   ---------------------------
                                                   Name:
                                                   Title:



Accepted as of the date
first above written:

HSBC BANK USA, as Exchange Agent


By:
    ----------------------------
    Name:
    Title:

SCHEDULE 1

OMI CORPORATION
EXCHANGE AGENCY
FEE SCHEDULE



Flat Fee.................................................................$ [TBD]


Out-Of-Pocket Expenses

         Fees quoted do not include out-of-pocket expenses including, but not limited to, reasonable legal fees and expenses, facsimile, stationary, postage, telephone, overnight courier and messenger costs, all of which shall be paid by the Company.